Exhibit 99.1

E*TRADE Financial Corporation Announces Appointment of Chad Turner to Chief Financial Officer

Chief Operating Officer Mike Pizzi expands role to include oversight of Technology

NEW YORK--(BUSINESS WIRE)--December 3, 2018--E*TRADE Financial Corporation (NASDAQ:ETFC) today announced that Chad Turner will assume the role of Chief Financial Officer for the Company, reporting to Mike Pizzi whose role has been elevated to include technology in addition to his current oversight of the finance and operations organizations.

An E*TRADE veteran with nearly two decades in leadership roles in finance and beyond, Mr. Turner currently oversees the forecasting and performance analysis functions that drive the Company’s strategic direction. Prior to this role, Mr. Turner served as Vice President, Accounting, with experience in all areas of finance including acquisition integration, treasury, risk management, modeling, and due diligence.

“Chad has an excellent track record as a strategic leader and we look forward to further expanding his sphere of influence as Chief Financial Officer, adding even more depth and expertise to our executive ranks,” said Karl Roessner, Chief Executive Officer of E*TRADE Financial Corporation. “As a trusted advisor and proven leader, I am confident that Chad will continue to drive our growth initiatives and deliver value for our shareholders.”

Prior to joining E*TRADE, Mr. Turner served as Controller for Verestar, Inc. where he oversaw worldwide accounting, reporting, tax, and treasury functions with responsibility for all financial audit requirements and technical research. He started his career in public accounting at Arthur Andersen, and earned his Bachelor of Science degree in accounting from Georgetown University. He holds a Certified Public Accounting designation.

About E*TRADE Financial

E*TRADE Financial and its subsidiaries provide financial services including online brokerage and banking products and services to retail customers. Securities products and services are offered by E*TRADE Securities LLC (Member FINRA/SIPC). Commodity futures and options on futures products and services are offered by E*TRADE Futures LLC (Member NFA). Managed Account Solutions are offered through E*TRADE Capital Management, LLC, a Registered Investment Adviser. Bank products and services are offered by E*TRADE Bank, and RIA custody solutions are offered by E*TRADE Savings Bank, both of which are national federal savings banks (Members FDIC). More information is available at www.etrade.com. ETFC-G

Important Notices

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